For Immediate Release
Phoenix, Arizona - October 19, 2005
Contacts:
Kevin P. Knight, Chairman & CEO
Dave Jackson, CFO
(602) 269-2000

Knight Transportation Posts Record Revenue and Net Income for the Third Quarter of 2005

Knight Transportation, Inc. (NYSE: KNX) announced today its financial results for the quarter and year-to-date ended September 30, 2005.

For the quarter, total revenue increased 28%, to $146.2 million from $114.1 million for the same quarter of 2004. Revenue, before fuel surcharge, increased 20%, to $127.4 million from $106.1 million for the same quarter of 2004. Net income increased 23%, to $15.5 million from $12.6 million for the same period of 2004. Net income per diluted share increased to $0.27 from $0.22 for the same quarter of 2004.

For the nine months ended September 30, 2005, total revenue increased 27%, to $402.2 million from $315.6 million for the same period of 2004. Revenue, before fuel surcharge, increased 21%, to $358.2 million from $296.5 million for the same period of 2004. Net income increased 30%, to $43.2 million from $33.3 million for the same period of 2004. Net income per diluted share increased to $0.75 from $0.58 for the same period of 2004.

Chairman and Chief Executive Officer Kevin P. Knight commented on the quarter:

“We are encouraged by another quarter of record revenue and earnings as we continued to execute our operating model focused on leading growth and profitability. For the quarter, we achieved revenue growth of over 20% before fuel surcharge, and an operating ratio of 80.4%. The strength of our operating model was highlighted recently by being named to the Forbes Magazine list of 200 Best Small Companies in America for the eleventh consecutive year.

"Revenue growth came from a combination of improved asset utilization, expansion of our fleet and network of service centers, and approximately 45 days of revenue from our August acquisition of Edwards Bros., Inc., a refrigerated carrier based in Idaho Falls, Idaho.

"Our geographic expansion continued with the recently announced opening of our 23rd service center in Reno, Nevada. Reno was our third new dry van service center in 2005, joining Chicago in March and El Paso in June. In addition, our acquisition of Edwards Bros., added approximately 140 tractors and 224 trailers to our Knight Refrigerated subsidiary.

"Also during the quarter, we initiated brokerage operations under Knight Brokerage, LLC, a wholly owned subsidiary. We view Knight Brokerage as a natural extension of our customer offerings and look forward to providing a non-asset based capability to service our customers' freight when the shipments do not fit our asset-based model, or when all of our available internal capacity in the desired area has been allocated to other shipments.

"As a result of our geographic expansion and acquisition of Edwards Bros., our average tractors operating for the third quarter increased 16% over the same quarter of 2004. Even with the larger fleet and entering new markets, we were able to improve pricing and asset productivity. Our average revenue per loaded and total mile, before fuel surcharge, increased 5.5% and 5.3%, respectively, without sacrificing length of haul, which was up 3.2%. Revenue per tractor before fuel surcharge improved 3.4%, as higher rates overcame an approximately 1.9% decrease in average miles per tractor. We believe a continuation of the favorable relationship between shipping demand and truck capacity, as well as good freight selection, allowed us to generate more revenue with fewer miles per tractor. Approximately one-half of the decrease in miles per tractor was attributable to loads lost by our Gulfport, Mississippi and Katy, Texas service centers related to hurricanes, as explained below.

"In addition to expanding our revenues, we continued our focus on controlling costs. For the quarter, we achieved an operating ratio of 80.4%. This was the same operating ratio as the third quarter of 2004, which we consider a major accomplishment given the challenges of rapidly escalating fuel prices and the effects of hurricanes Katrina and Rita that our personnel overcame.

"Rapidly escalating fuel prices have been a significant challenge for our industry. The Department of Energy's Retail On-Highway Diesel Prices for the U.S. national average price of fuel increased $.735 per gallon, or 40% between the average prices for third quarter of 2004 and the third quarter of 2005. The recent volatility and high level of current fuel prices has made evident certain deficiencies in some customer fuel surcharge programs. Despite increasing fuel surcharge billings by 136% compared to the same quarter last year, we are intensifying our efforts to improve deficient fuel surcharge arrangements to mitigate the negative impact on earnings due to increases and volatility in fuel prices. Net of fuel surcharge collection, we estimate that higher fuel prices affected our earnings by $.025 per diluted share, for the quarter.

"The two hurricanes also had a measurable effect on the quarter. Many observers still view Knight as a company operating mostly in the southwestern United States. However, Katy, Texas is our second largest service center and Gulfport, Mississippi is our fourth largest service center, measured by the number of tractors assigned to each. Accordingly, we experienced significant disruption to our operations and a loss of freight volume for several weeks, as well as the expense of temporarily moving our operations personnel from those two service centers to our emergency command center in Kansas City so they could continue to serve customers and manage our tractors and driving associates during the most challenging period. We estimate the overall impact to our earnings was approximately $900,000 pre-tax for the quarter. This amounts to about 70 basis points on our operating ratio, or just under one cent per diluted share. Our structures and assets sustained minimal damage and are fully operational now. I'd like to express my sincere appreciation for the strong showing by our associates, especially our associates along the Gulf Coast, and the response of all of our associates with the assistance they demonstrated to those experiencing hardships.

"We continued to make significant investments in revenue equipment to support our growth. Including our Edwards Bros. acquisition, we added a total of 180 company tractors in the quarter, while replacing an additional 166 existing company tractors. We anticipate growing our fleet by an additional 100 to 150 tractors over the remainder of 2005. Also including our Edwards Bros. acquisition, we added 368 trailers, of which 131 were replacements of existing trailers. For the quarter, we invested $37.3 million in net capital expenditures. At September 30, 2005, our balance sheet reflected $27.2 million in cash, no debt, and $333.7 million in shareholders’ equity.

"As previously announced, during the quarter we disposed of our 17% interest in Concentrek, Inc. We recognized an approximately $551,000 pre-tax gain on the transaction, which is recorded under "other income" and did not affect our operating ratio. The gain amounted to just over one-half cent per diluted share for the quarter.”

The Company also commented on the modified federal hours of service regulations that became effective on October 1, 2005. The primary modification to the regulation is a requirement that drivers using the sleeper berth provision must take at least eight consecutive hours in the sleeper berth during their ten hours off-duty. Under the previous regulations, drivers could split their ten hour off-duty time in the sleeper berth into two periods, each of which being not less than two hours. The Company believes that the new restrictions may have a modest negative impact on mileage productivity compared with the prior regulations, as a result of not being able to stop the fourteen hour clock.

The Company will hold a conference call on October 20, 4:00pm ET, to further discuss its results of operations for the quarter ended September 30, 2005. The dial in number for this conference call is (800) 350-3624 (please note that this is a new number).

Knight Transportation, Inc. is a short to medium haul, truckload carrier headquartered in Phoenix, Arizona. The Company serves most of the United States through its regional operations in Phoenix, AZ; Tulare, CA; Salt Lake City, UT; Portland, OR; Las Vegas, NV; Denver, CO; Kansas City, KS; Indianapolis, IN; Katy, TX; Gulfport, MS; Charlotte, NC; Memphis, TN, Atlanta, GA; Carlisle, PA; Lakeland, FL; Chicago, IL; El Paso, TX, Idaho Falls, ID and Reno, NV. The Company transports general commodities, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities and refrigerated goods.

INCOME STATEMENT DATA:
	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited, in thousands, except per share amounts)
	2005	2004	2005	2004
REVENUE:
Revenue, before fuel surcharge	$127,444	$106,109	$358,241	$296,521
Fuel surcharge	18,744	7,947	43,996	18,996
TOTAL REVENUE	146,188	114,056	402,237	315,517

OPERATING EXPENSES:
Salaries, wages and benefits	41,934	34,441	118,047	96,904
Fuel expense - gross	37,051	21,879	93,084	59,011
Operations and maintenance	9,067	7,234	24,869	19,022
Insurance and claims	4,916	5,376	17,221	15,978
Operating taxes and licenses	3,112	2,476	9,006	7,066
Communications	1,009	912	2,936	2,653
Depreciation and amortization	13,328	10,463	38,423	28,935
Lease expense - revenue equipment	67	634	67	2,903
Purchased transportation	8,585	7,560	22,196	21,697
Gain on sales of equipment	(464)	-	(1,783)	-
Miscellaneous operating expenses	2,571	2,305	7,198	6,253
	121,176	93,280	331,264	260,422
Income From Operations	25,012	20,776	70,973	55,095

Other Income	551	-	551	-
Interest income	188	132	442	339
	739	132	993	339

Income Before Income Taxes	25,751	20,908	71,966	55,434
INCOME TAXES	10,300	8,350	28,800	22,150

NET INCOME	$15,451	$12,558	$43,166	$33,284
Net Income Per Share
- Basic	$0.27	$0.22	$0.76	$0.59
- Diluted	$0.27	$0.22	$0.75	$0.58
Weighted Average Shares Outstanding
- Basic	56,865	56,402	56,810	56,332
- Diluted	57,829	57,747	57,810	57,534

BALANCE SHEET DATA:
	9/30/2005	12/31/2004
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$26,867	$25,357
Accounts receivable, net	72,499	58,733
Notes receivable, net	240	171
Inventories and supplies	3,138	2,332
Prepaid expenses	6,318	5,215
Income tax receivable	-	3,216
Restricted cash	6,555	-
Deferred tax asset	8,123	7,493
Total Current Assets	123,740	102,517

Property and equipment, net	331,001	287,930
Notes receivable, long-term	276	77
Goodwll	8,119	7,504
Other Assets	2,119	4,839

Total Assets	$465,255	$402,867

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$10,055	$5,044
Accrued payroll	5,192	4,558
Accrued liabilities	10,274	5,684
Dividends payable	1,138	-
Claims accrual	23,615	23,904
Other liabilities	6,555	-
Total Current Liabilities	56,829	39,190

Other liabilities	250	-
Deferred Income Taxes	74,510	72,660

Total Liabilities	131,589	111,850

Common stock	569	567
Additional paid-in capital	85,010	82,117
Retained earnings	248,087	208,333
Total Shareholders' Equity	333,666	291,017

Total Liabilities and Shareholders' Equity	$465,255	$402,867

	Three Months Ended September 30,			Nine Months Ended September 30,

	2005	2004		2005	2004
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)

OPERATING STATISTICS			%			%
			Change			Change
Average Revenue Per Loaded Mile*	$1.642	$1.556	5.5%	$1.633	$1.521	7.4%

Average Revenue Per Total Mile*	$1.451	$1.378	5.3%	$1.439	$1.349	6.7%

Empty Mile Factor	11.6%	11.4%	1.8%	11.9%	11.4%	4.4%

Average Miles Per Tractor	28,308	28,834	-1.9%	84,012	86,116	-2.4%

Average Length of Haul	582	564	3.2%	571	549	4.0%

Operating Ratio**	80.4%	80.4%		80.2%	81.4%

Average Tractors - Total	3,078	2,646	16.3%	2,945	2,535	16.2%

Tractors - End of Quarter:
Company	2,926	2,497		2,926	2,497
Owner - Operator	241	256		241	256
	3,167	2,753		3,167	2,753

Trailers - End of Quarter	7,749	7,142		7,749	7,142

Net Capital Expenditures (in thousands)	$37,328	$41,410		$74,924	$92,650

Cash Flow From Operations (in thousands)	$22,008	$28,670		$75,280	$74,720

* Excludes fuel surcharge.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. Revenue from fuel surcharge is available on the accompanying statements of income. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements. Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any orward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact: Kevin P. Knight, Chairman & CEO or Dave Jackson, CFO, at (602) 269-2000